CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 10g of our report dated December 15, 2016, of Bozki, Inc. relating to the audit of the financial statements for the period ending December 31, 2015 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

January 18, 2016